================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     CONSOLIDATED FREIGHTWAYS CORPORATION
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

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                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 11, 1998

                 [CONSOLIDATED FREIGHTWAYS LOGO APPEARS HERE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  CONSOLIDATED FREIGHTWAYS LOGO APPEARS HERE]

175 Linfield Drive                                      Telephone: 650/326-1700
Menlo Park, California 94025

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             Monday, May 11, 1998
                           10:00 A.M., Pacific Time
      The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California

DEAR SHAREHOLDER:

  The Annual Meeting of Shareholders of Consolidated Freightways Corporation ("the Company") will be held at 10:00 A.M., Pacific Time, on Monday, May 11, 1998 to:

  1. Elect two Group 2 directors for a three-year term.

  2. Transact any other business properly brought before the meeting and any adjournment or postponement of the meeting.

  Shareholders of record at the close of business on March 18, 1998, are entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, 175 Linfield Drive, Menlo Park, CA 94025, from May 1, 1998 until the date of the Annual Meeting.

  Your vote is important. Whether or not you plan to attend, I urge you to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

                                          Sincerely,

                                          /s/ MARYLA R. FITCH
                                          MARYLA R. FITCH
                                          Vice President and Secretary

March 30, 1998

                     CONSOLIDATED FREIGHTWAYS CORPORATION

                              175 Linfield Drive
                         Menlo Park, California 94025
                            Telephone: 650/326-1700

                                PROXY STATEMENT

  The Annual Meeting of Shareholders of Consolidated Freightways Corporation will be held on May 11, 1998. Shareholders of record at the close of business on March 18, 1998 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about March 30, 1998.

BOARD OF DIRECTORS' RECOMMENDATION

  The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote for the election of the two nominees for directors described below.

PROXY VOTING PROCEDURES

  To be effective, properly signed proxies must be returned to the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in favor of the two directors nominated. The Board of Directors does not know of any other matters to be presented at the meeting. If any other matters are properly presented, the persons named in the accompanying proxy will vote according to their best judgment.

VOTING REQUIREMENTS

  The holders of a majority of the outstanding shares of Common Stock of the Company must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. The two nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected directors for a three-year term.

VOTING SHARES OUTSTANDING

  At the close of business on March 18, 1998, the record date for the Annual Meeting, there were outstanding and entitled to vote 23,042,991 shares of Common Stock. Each share of Common Stock has the right to one vote.

PROXY VOTING CONVENIENCE

  You are encouraged to exercise your right to vote by returning to the Company a properly executed proxy in the enclosed envelope, whether or not you plan to attend the meeting. This will ensure that your votes are cast.

REVOCABILITY OF PROXIES

  You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; or (2) submit a later dated proxy, in either case to the Secretary of the Company at the Company's principal office,

175 Linfield Drive, Menlo Park, CA 94025; or (3) attend the meeting and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                  IN MEMORIAM

  It is with deep sorrow that the Board reports the death of J. Frank Leach on August 5, 1997. Mr. Leach was a director since December 2, 1996 and Chairman of the Compensation Committee of the Board of Directors. Mr. Leach had a long and supportive association with the Company, having served as a director of CNF Transportation Inc., former parent of the Company, for 18 years, as well as President and Vice Chairman of the Board of that organization. Mr. Leach will be particularly remembered for taking a leadership role in implementing a creative and unprecedented stock ownership program for all of the Company's employees.

                             ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

  Pursuant to the Bylaws, the Board of Directors of the Company has determined that the number of Directors of the Company shall be eight. Two directors will be elected this year; three directors will be elected in each of the following two years.

The following persons are the nominees of the Board of Directors for election as Group 2 directors to serve for a three-year term until the Annual Meeting of Shareholders to be held in the year 2001 and until their successors are duly elected and qualified:

                               Paul B. Guenther
                               William D. Walsh

  If a nominee becomes unable or unwilling to serve, proxy holders are authorized to vote for election of such person or persons as shall be designated by the Board of Directors. The Board of Directors knows of no reason why either nominee should be unable or unwilling to serve.

  The Company has three groups of directors, each of which is elected for a three-year term. Group 3 directors will be elected in 1999 and Group 1 directors will be elected in the year 2000. Vacancies that occur prior to the expiration of a three-year term may be filled by the remaining directors. All directors have served as directors of the Company since December 2, 1996.

NOMINEES FOR TERMS EXPIRING IN 2001

PAUL B. GUENTHER -- age 57

  Retired President of Paine Webber Group, Inc. (a full service securities firm). He served as President of Paine Webber Group, Inc. from 1994 to 1995 and President of Paine Webber Incorporated (a full service securities firm) from 1988 to 1995. Mr. Guenther is a member of the Company's Audit Committee.

WILLIAM D. WALSH -- age 67

  Partner of Sequoia Associates (a private investment firm) since 1982. He is Chairman of the Board of the Clayton Group, Inc., Newell Manufacturing Corporation, Newell Industrial Corporation, Golden Valley Produce LLC, and a director of Basic Vegetable Products, Inc., Newcourt Credit Group Inc., URS Corporation, Crown Vantage, Inc. and UNOVA, Inc. Mr. Walsh is Chairman of the Board of the Company and a member of the Company's Compensation Committee.

DIRECTORS FOR TERMS EXPIRING IN 1999

ROBERT W. HATCH -- age 59

  Chairman and Chief Executive Officer of Cereal Ingredients, Inc. (a specialty ingredient manufacturer and laboratory, providing fat-free and high fiber products) since 1991. He also served as Chairman of the Board of Chromcraft Revington (a diversified furniture manufacturer) from 1992 to 1993, and Chairman, President, and Chief Executive Officer of Mohasco (a manufacturer of upholstered and case goods furniture) from 1989 to 1992. Mr. Hatch is Chairman of the Company's Compensation Committee.

JOHN M. LILLIE -- age 61

  Chairman of The Epic Team (designs and distributes premium bicycles and accessories) since 1996. He also served as President and Chief Operating Officer of American Presidents Companies (a provider of global container transportation) from 1990 to 1992, and as Chairman, President and Chief Executive Officer of that company from 1992 to 1995. Mr. Lillie is a director of The Gap, Inc., Circle International and Walker Interactive Corporation. Mr. Lillie is a member of the Company's Audit Committee.

RAYMOND F. O'BRIEN -- age 75

  Chairman Emeritus of CNF Transportation Inc. ("CNF") since 1995. He served as President of CNF (a diversified transportation services company), the former parent of the Company, from 1975 through 1988 and as Chief Executive Officer of CNF from 1977 to 1988 and from 1990 to 1991. Mr. O'Brien also served as Chairman of the Board of CNF from 1979 through 1995. He is a director of Watkins-Johnson Company. Mr. O'Brien is a member of Company's Compensation Committee.

DIRECTORS FOR TERMS EXPIRING IN 2000

W. ROGER CURRY -- age 59

  President and Chief Executive Officer of the Company since December 2, 1996. He has also served as President and Chief Executive Officer of the Company's trucking subsidiary, Consolidated Freightways Corporation of Delaware, since July 1994. He served as a Senior Vice President of CNF (a diversified transportation company), from 1986 to December 1996 and as President of CNF's subsidiary, Emery Air Freight Corporation (an air freight company), from 1991 to July 1994.

G. ROBERT EVANS -- age 66

  Effective January 1, 1998, Mr. Evans retired as Chairman of Material Sciences Corporation having held that position since 1991. Material Sciences Corporation develops and commercializes continuously processed, coated materials technologies. He remains a director of Material Sciences Corporation and is a director of Swift Energy Company. Mr. Evans is Chairman of the Company's Audit Committee.

JAMES B. MALLOY -- age 70

  He served as President and Chief Executive Officer of Jefferson Smurfit Corporation and its affiliate, Container Corporation of America, (integrated multinational paper and packaging manufacturers) from 1980 to 1993. Mr. Malloy is a director of Mercantile Bancorporation and The Jefferson Smurfit Group plc. He is a member of the Company's Compensation Committee.

              STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of February 28, 1998, by the directors, the five most highly compensated executive officers and by the directors and executive officers as a group.

                                              AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)  CLASS(2)
------------------------                     ----------------------- ----------
Patrick H. Blake............................          150,542            *
W. Roger Curry..............................          311,919           1.36%
G. Robert Evans.............................           20,768            *
Paul B. Guenther............................           40,000            *
Robert W. Hatch.............................           21,500            *
John M. Lillie..............................           30,000            *
James B. Malloy.............................           21,000            *
David F. Morrison...........................          142,047            *
Raymond F. O'Brien..........................           42,112            *
Stephen D. Richards.........................          125,621            *
William D. Walsh............................          235,796           1.02%
Robert E. Wrightson.........................          125,536            *
All directors and executive officers as a
 group (13 persons) ........................        1,391,841           6.05%

--------
 * Less than one percent of the Company's outstanding shares of Common Stock.

(1) Represents shares as to which the individual has sole voting and investment power (or shares such power with his spouse). The shares shown include awards of 813,333 shares of restricted stock which remain restricted and subject to forfeiture, including: 200,000 shares for Mr. Curry, 100,000 shares each for Messrs. Blake and Morrison, 83,334 shares each for Messrs. Richards and Wrightson, 83,333 shares for Mr. Walsh, and 13,333 shares each for the remaining persons named. Restricted shares are not issued until restrictions lapse, at which time the holders will have the right to vote such stock, unless receipt of the shares is deferred.

(2) The percent is calculated based on shares of Common Stock outstanding on February 28, 1998, except that restricted stock subject to forfeiture is deemed outstanding for the purpose of calculating the percentage of outstanding securities owned by a person, but is not deemed outstanding for calculating the percentage owned by another person. All restricted stock is deemed outstanding for the purpose of calculating the percentage of outstanding securities owned by all directors and executive officers as a group.

     INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

  During 1997, the Board of Directors held four meetings. Each director attended at least 75% of all the meetings of the Board and the Committees of the Board on which he served.

  The Board of Directors has standing Audit and Compensation Committees. The Board does not have a standing Nominated Committee. The Audit Committee and the Compensation Committee each held three meetings in 1997.

  AUDIT COMMITTEE: The Audit Committee recommends to the Board of Directors the appointment of independent public accountants to perform the audit of the Company's accounting records and authorizes the performance of services by the accountants so appointed. The Committee reviews the annual audit of the Company by the independent public accountants, and, in addition, annually reviews the results of the examinations of accounting procedures and controls performed by the Company's internal auditors. The members of the Audit Committee are G. Robert Evans--Chairman, Paul B. Guenther and John M. Lillie. William D. Walsh was a member of the Audit Committee until August 1997, when he was elected to the Compensation Committee to fill the vacancy left upon the death of J. Frank Leach.

  COMPENSATION COMMITTEE: The Compensation Committee approves the salaries and other compensation of the officers of the Company. The Committee determines the compensation policies and programs for officers and key personnel and incentive compensation for employees of the Company and its domestic subsidiaries. It oversees the administration of the Company's short-term and long-term incentive compensation plans and grants awards under the Company's 1996 Stock Option and Incentive Plan. The Committee also oversees the administration of the retirement and benefit plans of the Company and its domestic subsidiaries for non-contractual employees. The members of the Compensation Committee are Robert W. Hatch--Chairman, James B. Malloy, Raymond
F. O'Brien and William D. Walsh.

                           COMPENSATION OF DIRECTORS

  During 1997, non-employee directors were paid meeting fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended. In addition, a restricted stock award of 20,000 shares of the Company's Common Stock was made to each non-employee director on December 2, 1996, except the Chairman of the Board who received a restricted stock award of 125,000 shares.

  The shares vest and are issued over three years if the Company's Common Stock trades for ten consecutive trading days at an average price that is 20%, 40%, and 60% higher than the base price after each anniversary date of the grant, respectively. The base price is $7.475, representing the average closing price of the Common Stock over the first five trading days after becoming a publicly-held company on December 2, 1996. Prior to vesting, awards are forfeited upon voluntary termination of service or termination for cause, and within one year from termination because of death or disability or termination of service other than for cause. Restrictions on these awards will lapse upon a change in control. However, the Compensation Committee may decide to revoke this provision at any time prior to the change in control. Restricted stock awards entitle the person receiving the award to credit for any dividends, but carry no voting rights until vested. All remaining awards will be forfeited on December 2, 2001 if the required stock price appreciation has not been achieved. The first one-third of these awards vested on December 16, 1997.

                      COMPENSATION OF EXECUTIVE OFFICERS

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning compensation of the Company's chief executive officer and the next four most highly compensated executive officers (the "Named Executives") for the three years ended December 31, 1997(1).

                                                      LONG-TERM
                            ANNUAL COMPENSATION      COMPENSATION
                         ------------------------- ----------------  ALL OTHER
   NAME AND PRINCIPAL                              RESTRICTED STOCK COMPENSATION
       POSITIONS         YEAR SALARY ($) BONUS ($)  AWARDS ($) (3)    ($) (4)
   ------------------    ---- ---------- --------- ---------------- ------------
W.R. Curry.............. 1997  412,048    225,417            --        41,631
 President, Chief        1996  412,048         --     2,242,500        20,695
  Executive Officer      1995  412,048         --            --        31,121
  and Director
P.H. BLAKE.............. 1997  231,764    126,790            --         5,554
 Executive Vice          1996  231,764         --     1,121,250         3,554
  President--Operations  1995  231,764         --            --         4,490
D.F. MORRISON (2)....... 1997  231,764    126,790            --         4,781
 Executive Vice          1996   46,525         --     1,121,250         1,058
  President and          1995       --         --            --            --
 Chief Financial Officer
S.D. RICHARDS (2)....... 1997  199,992    109,409            --         7,112
 Senior Vice President   1996  199,992         --       934,375        50,484
  and General Counsel    1995   65,382         --            --           241
R.E. WRIGHTSON.......... 1997  234,884    128,497            --         7,877
 Senior Vice President   1996  234,884         --       934,375         7,016
  and Controller         1995  234,884         --            --        10,061

--------
(1) Prior to December 2,1996, the Company was a subsidiary of CNF
    Transportation Inc. ("CNF") from which it was spun-off effective December 2, 1996 ("the spin-off'). The Table excludes compensation paid by CNF prior to the spin-off.

(2) Mr. Morrison was compensated by CNF as its Vice President and Treasurer until joining the Company in October 1996. Mr. Richards was compensated by CNF as its Deputy General Counsel until joining the Company in September 1995. Only compensation for the partial year worked at the Company is shown, including salary at an annual rate of $231,764 for Mr. Morrison and $199,992 for Mr. Richards.

(3) The restricted stock awards have the same terms as restricted stock awards made to directors. See "Compensation of Directors." The number and value of the unvested, restricted stock awards, based upon the closing price of the Company's Common Stock on December 31, 1997, were: Mr. Curry--200,000 shares, $2,725,000; Mr. Blake and Mr. Morrison--100,000 shares, $1,362,500 each; and Mr. Richards and Mr. Wrightson--83,334 shares, $1,135,426 each.

(4) For 1997, All Other Compensation consists of the following:
    (a) Life Insurance: premiums paid for taxable group life insurance for Mr. Curry--$ 63; Mr. Morrison--$ 143; and Mr. Richards--$ 98.
    (b) 401(k) match: matching contributions in the Company's Common Stock under the Company's Stock and Savings Plan: $2,400 for each Named Executive.
    (c) Deferred Compensation: above market interest credited on deferred salary and/or bonus for Mr. Curry--$ 15,918; Mr. Blake--$ 3,154; Mr. Morrison--$ 2,238; and Mr. Richards--$ 4,614, and above market interest credited on deferred compensation under CNF long-term incentive plans for Mr. Curry--$ 23,250 and Mr. Wrightson--$ 5,477. The Company assumed CNF's obligations for this deferred compensation in connection with the spin-off. Excludes interest credited on salary and/or bonus deferred prior to the spin-off which will be paid by CNF.

                              PENSION PLAN TABLE
                     ESTIMATED ANNUAL RETIREMENT BENEFITS

  The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company's Pension Plan.

   AVERAGE FINAL TOTAL EARNINGS
              DURING
     HIGHEST FIVE CONSECUTIVE
              YEARS                                            YEARS OF PLAN PARTICIPATION
       OF LAST TEN YEARS OF                            --------------------------------------------
            EMPLOYMENT                                    15       20       25       30       35
   ----------------------------                        -------- -------- -------- -------- --------
   $200,000..........................................  $ 46,834 $ 65,445 $ 84,056 $102,667 $121,278
   $300,000..........................................  $ 70,334 $ 98,945 $127,056 $155,167 $183,278
   $400,000..........................................  $ 94,834 $132,445 $170,056 $207,667 $245,278
   $500,000..........................................  $118,834 $165,945 $213,056 $260,167 $307,278
   $600,000..........................................  $142,834 $199,445 $256,056 $312,667 $369,278
   $700,000..........................................  $166,834 $232,945 $299,056 $365,167 $431,278
   $800,000..........................................  $190,834 $266,445 $342,056 $417,667 $493,278

  Compensation covered for the executives, named in the preceding "Summary Compensation Table," is the highest five-year average over the last ten years of employment of the "Salary" and "Bonus" shown in that table. Retirement benefits shown are payable at or after age 65 in the form of a single life annuity, using the current level of Social Security benefits to compute the adjustment for such benefits.

  Federal law places certain limitations on the amount of compensation that may be taken into account in calculating pension benefits and on the amount of pension payments that may be paid under federal income tax qualified plans. The Company has adopted a non-qualified plan to provide for payment out of the Company's general funds of benefits not covered by the qualified plan. The table above represents total retirement benefits which may be paid from a combination of the qualified and non-qualified plan.

  As of December 31, 1997, Messrs. Curry, Blake, Morrison, Richards and Wrightson had approximately 29, 22, 11, 6 and 30 years of plan participation, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  One of the Compensation Committee's responsibilities is to determine the compensation of officers, including the chief executive officer and the four most highly compensated executive officers shown in the preceding "Summary Compensation Table" (the "Named Executives"). The Committee is composed of four non-employee directors.

1997 OFFICER COMPENSATION

  Compensation for the Company's executive officers prior to the spin-off of the Company as an independent, publicly-owned company on December 2, 1996 (the "spin-off") was approved by the Compensation Committee of CNF Transportation Inc. ("CNF"), the former parent of the Company. CNF's general compensation policy has been to pay for performance, with a major portion of total potential compensation at risk through short-term and long-term incentive compensation. Pending a reassessment of the compensation program for officers established by the CNF Compensation Committee, the Committee decided on December 2, 1996 to continue the existing program in 1997, except as noted below.

BASE SALARY

  No salary increases were granted to officers for 1997. The Committee decided to freeze salaries pending a review of 1997 performance, review of peer compensation information, and advice from an independent compensation consultant.

  Most of these salaries were previously approved by the CNF Compensation Committee when the Company was a subsidiary of CNF, with the assistance of independent compensation consultants. Certain of the officers transferred to the Company around the time of the spin-off and were given an increase in salary in 1996 in recognition of increased responsibilities. Finally, two officers, hired in 1997, were given salaries consistent with their responsibilities and the salary structure of the Company.

SHORT-TERM INCENTIVE COMPENSATION

  The Compensation Committee approved a 1997 cash incentive plan for all regular, full-time, non-contractual employees based on measurable performance objectives. Bonuses were targeted at 35% of salary for all officers, and included the opportunity to exceed that target for exceeding performance objectives. With the exception of the Company's chief executive officer, this was the same percentage bonus target provided to the Company's officers prior to the spin-off. However, the percentage was substantially lower for the Named Executives than the percentage target provided by CNF to its five highest paid executives.

  Target bonuses for officers, including the Named Executives, were based primarily on the operating ratio (expenses before taxes and incentives) of the Company in the U.S. and also on U.S. collections as a percent of revenue. Performance objectives were determined by the Committee based on the operating objectives of the Company for 1997. The target bonus for the officer managing Canadian operations was based on the operating profit of the Canadian operations.

  Incentives were earned in 1997 as the operating ratio decreased and collections as a percent of revenue increased. Because the operating ratio goal was exceeded, officers earned bonuses in excess of target bonuses. Named Executives earned bonuses of 55% of salary as shown in the preceding "Summary Compensation Table." Bonuses were earned strictly on the basis of the performance criteria established at the beginning of the year.

LONG-TERM INCENTIVE COMPENSATION

  The Company's 1996 Stock Option and Incentive Plan and the initial grants of restricted stock of the Company to officers were approved by the CNF Compensation Committee prior to the spin-off with the advice of an independent compensation consultant. The Compensation Committee reviewed and approved this action and the restricted stock grants were made on December 2, 1996 to officers and senior managers. The Committee subsequently gave restricted stock awards on the same terms to all full-time employees.

  The grants were consistent with the objective of aligning the interests of officers with the long-term interests of the Company's shareholders. The grants were also in keeping with the general policy of pay-for-performance and the policy that an even greater portion of the total potential compensation for officers generally, and even more so for the Named Executives, should be tied to performance.

  The shares vest ratably over three years and are contingent upon increases in the stock price of 20%, 40% and 60% over the $7.475 average closing stock price during the first five trading days after the spin-off. Except under limited circumstances, the executive must be a full-time employee at the time the stock vests. The first one-third vested on December 16, 1997 upon attainment of the stock performance objective.

  The amount of share awards made was based on the principles that the officers were the key executives who could return the Company to profitability and thereafter grow profits, thereby benefiting the Company's shareholders, and that the officers should have a significant incentive tied to an increase in shareholder value, reflecting the magnitude of the challenge in turning around the Company. Allocation among officers was based on a judgment of the relative contribution that would be made by the individual executives.

  No new long-term incentive awards were made to officers in 1997, except initial grants to two newly-appointed officers consistent with grants to other officers. The awards to the Named Executives are disclosed in the preceding "Summary Compensation Table".

CEO COMPENSATION

  Like the other executive officers of the Company, no salary increase was given to Mr. Curry in 1997. His salary remained at the level established by the CNF Compensation Committee for 1995.

  As was the case for other officers, Mr. Curry's cash incentive for 1997 was based on the operating ratio and collections. At his request, his target bonus was set at 35% of salary, the same as the rest of the officers, instead of the 60% level assigned by CNF to him in 1996 prior to the spin-off. Target operating profits were exceeded and Mr. Curry earned a cash incentive of $225,417.

  Mr. Curry received a restricted stock award on December 2, 1996, for 300,000 shares of the Company's Common Stock, based on the action taken by the CNF Compensation Committee and the ratification of the Company's Compensation Committee. Mr. Curry was granted the largest share of two times the next highest award based on the Committees' judgment of the relative importance of his position.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation paid to the chief executive officer or any of the four other most highly compensated executives as of the end of the fiscal year in excess of $1 million annually. There is an exception for certain performance-based compensation established and administered by "outside directors" defined in Section 162(m). Because Mr. O'Brien was an officer of the Company's principal operating subsidiary more than twenty years ago, he may not qualify as an outside director. Accordingly, a separate Compensation Committee, which excludes Mr. O'Brien, acts on all matters (including restricted stock grants to executive officers referred to earlier) which may qualify for the performance-based compensation exemption under
Section 162(m).

  The Company's Compensation Committee has adopted the general policy that compensation paid to the officers subject to the deductibility limitation should be structured so as to maximize the deductibility of such compensation for federal income tax purposes. Currently, the Committee expects that all compensation paid to executive officers will be deductible. However, there may be circumstances where portions of an executive officer's compensation will not be deductible. In such circumstances, the Committee intends to require such executive to defer receipt of any compensation in excess of the statutory maximum for deductibility until such executive is no longer covered by the limitation. The Committee, however, reserves the discretion to pay compensation to executive officers which may not be deductible under special circumstances.

OFFICER COMPENSATION FOR 1998 AND BEYOND

  During 1997, the Committee reassessed the Company's compensation program for officers, including the Named Executives, with the assistance of an independent compensation consultant. In so doing, it adopted a compensation philosophy and policies as a guideline for compensation of officers in 1998 and beyond.

PHILOSOPHY

  The Committee established "pay-for-performance" as the guiding principle of compensation, with a major portion of total compensation "at risk" through short and long-term incentives. The greater the executive's responsibilities, the higher the percentage of total potential compensation should be "at risk." The Committee also determined that the Company should pay competitive base salaries and above average incentive compensation for achievement of objectives, under a compensation program designed to attract and retain the highest quality executives for the long-term success and competitiveness of the Company. Short-term incentives should be tied to Company performance and include an individual or team performance component. Long-term incentives should closely align the interests of executives with the long-term interests of the Company and its shareholders.

POLICIES

  The Committee believes that compensation, including salary, should be measured and evaluated against a peer compensation group taking into account compensation outside the peer group where the Company may compete for executive talent. The peer compensation group is not the same as the companies included in the S&P SmallCap Trucking Index used later in the "Performance Graph," but rather a more narrow group of transportation companies selected by the Committee which it believes is representative of the market in which the Company may compete for executive talent. In general, the Committee will target salaries between the 50th and 75th percentile of the peer compensation group. However, the Committee determined that subjective factors should also be considered, with individual adjustment for experience, responsibilities, performance and value to the Company. As to the subjective factors, the Committee will consider the report and recommendations of the chief executive officer for officers other than himself.

  The Committee believes that annual bonuses together with salary should be targeted at the 75th percentile for the peer compensation group, subject to adjustments for individual subjective factors mentioned earlier. It has established the policy that short-term incentives should be based on measurable performance goals established at the beginning of the year. However, the Committee has reserved the discretion to increase or award bonuses for significant corporate accomplishments, superior performance relative to comparable companies, and to take into account external factors that may adversely affect performance such as general economic conditions.

  Long-term incentives for 1997 to 1999 were previously established by the CNF Compensation Committee and approved by the Committee. For future awards, the Committee has established the guideline that long-term incentives, together with salary and short-term incentives, should be targeted at the 75th percentile of the peer compensation group, subject to modification for individual subjective factors mentioned earlier.

                          THE COMPENSATION COMMITTEE

       Robert W. Hatch, Chairman                      Raymond F. O'Brien
       James B. Malloy                                William D. Walsh

  Mr. Walsh joined the Compensation Committee after the death of former chairman, J. Frank Leach, in August 1997, and consequently did not take part in the Committee's deliberation regarding compensation of officers prior to that time.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Members of the Compensation Committee have been independent directors of the Company and have had no other relationships with the Company and its subsidiaries. Mr. O'Brien previously served as an officer of the Company's principal operating subsidiary from 1962 to 1975.

                               PERFORMANCE GRAPH
 CONSOLIDATED FREIGHTWAYS CORPORATION, S & P MIDCAP 400 INDEX, S & P SMALLCAP
                  600 INDEX AND S & P SMALLCAP TRUCKING INDEX

Measurement Period                          S&P MIDCAP    S&P SMALLCAP   TRUCKERS-
(Fiscal Year Covered)        CONSOLIDATED   400 INDEX     600 INDEX      SMALL
-------------------          ------------   ----------    ----------     ---------
Measurement Pt-11/13/96      $100           $100          $100           $100
FYE  12/96                   $147.92        $101.96       $104.24        $102.83
FYE  03/97                   $197.92        $100.45       $98.45         $105.65
FYE  06/97                   $272.92        $115.21       $116.29        $120.98
FYE  09/97                   $293.76        $133.73       $135.09        $147.43
FYE  12/97                   $227.09        $134.85       $130.91        $129.54


  The graph assumes that $100 was invested on November 13, 1996, the date on which "when-issued" trading commenced in the Company's Common Stock, in each of the Company's Common Stock ("CFWY"), the S & P MidCap 400 Index, the S & P SmallCap 600 Index and the S & P SmallCap Trucking Index, and that dividends in the three indexes were reinvested.



                       [PERFORMANCE GRAPH APPEARS HERE]

  The Company has selected the S & P SmallCap 600 Index as the appropriate market index on a going-forward basis, instead of the S&P MidCap 400 Index. The Company believes that this index is a more representative stock performance peer group given its market capitalization. The S & P SmallCap Trucking Index, included in the performance graph last year, is the industry subset of the S & P SmallCap 600 Index. Because the Company used the S & P MidCap 400 Index in its performance graph last year, its performance relative to that index is provided this year as well.

                            PRINCIPAL SHAREHOLDERS

  According to information furnished to the Company as of February 18, 1998, the only persons known to the Company to own beneficially an interest in 5% or more of the shares of Common Stock are set forth below. All such information is as reported in the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission.



                                                  AMOUNT AND NATURE OF PERCENT
NAME AND ADDRESS                                  BENEFICIAL OWNERSHIP OF CLASS
----------------                                  -------------------- --------
Alliance Capital Management, L.P.,...............      1,910,050(1)      8.3%
 a subsidiary of The Equitable Companies
 Incorporated
 1345 Avenue of the Americas
 New York, NY 10105
FMR Corp. .......................................      1,308,100(2)      5.7%
 82 Devonshire Street
 Boston, MA 02109

--------
(1) The Equitable Companies Incorporated, through its subsidiary, Alliance Capital Management, L.P., has sole voting power of 4,500 shares, shared voting power of 1,904,200 shares, sole dispositive power over 1,910,050 shares and shared dispositive power over 0 shares.

(2) FMR Corp., through its subsidiaries Fidelity Management & Research Company and Management Trust Company, has sole voting power over 35,900 shares, shared voting power over 0 shares, sole dispositive power over 1,308,100 shares and shared dispositive power over 0 shares.

                COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  The Company believes that, during 1997 its executive officers and directors complied with all Section 16 filing requirements.

                              CONFIDENTIAL VOTING

  The Board of Directors has adopted a confidential voting policy. Under this policy, all proxies, ballots and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions, and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

  Access to proxies, ballots and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count and tabulation of proxies.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Under the rules of the Securities and Exchange Commission now in effect, shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary, Consolidated Freightways Corporation, at 175 Linfield Drive, Menlo Park, California 94025, and must be received by November 30, 1998.

                                 OTHER MATTERS

  The Company will furnish to interested shareholders, free of charge, a copy of its 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after April 6, 1998. Please direct your written request to the Corporate Secretary, Consolidated Freightways Corporation, 175 Linfield Drive, Menlo Park, California 94025.

  The expense of proxy solicitation will be paid by the Company. The solicitation is being made by mail and may also be made by telephone, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. The Company has engaged The Bank of New York to act as inspector of elections. The Company does not expect to pay any compensation for the solicitation of proxies, but it will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company's Common Stock.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MARYLA R. FITCH
                                          MARYLA R. FITCH
                                          Vice President and Secretary

March 30, 1998

                      [RECYCLED PAPER LOGO APPEARS HERE]

                     CONSOLIDATED FREIGHTWAYS CORPORATION
                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    OF CONSOLIDATED FREIGHTWAYS CORPORATION

        The undersigned appoints W.R. CURRY, D.F. MORRISON, S.D. RICHARDS and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of CONSOLIDATED FREIGHTWAYS CORPORATION, which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, May 11, 1998 at 10:00 A.M. or at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

        You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors recommendation.

        THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS SET FORTH ON THE REVERSE SIDE OF THIS CARD.

        FOR PARTICIPANTS IN THE COMPANY'S 401k PLAN AND STOCK AND SAVINGS PLAN AND IN THE CNF TRANSPORTATION INC. THRIFT AND STOCK PLAN, ANY SHARES HELD IN THE SHARE OWNER'S ACCOUNTS ON THE RECORD DATE WILL BE VOTED BY THE APPLICABLE TRUSTEE OF THE APPLICABLE PLAN IN ACCORDANCE WITH THE PARTICIPANT'S INSTRUCTIONS OR IF NO INSTRUCTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED IN THE SAME PROPORTION AS ALL OTHER SHARES IN THE PLAN FOR WHICH INSTRUCTIONS ARE RECEIVED. THE TRUSTEES WILL VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on other side)

                                            CONSOLIDATED FREIGHTWAYS CORPORATION
                                                                  P.O. BOX 11147
                                                       NEW YORK, N.Y. 10203-0147

________________________________________________________________________________

The Board of Directors recommends a vote FOR the election of directors.

1.  Election of two Group 2 directors for a three-year term.

        [_]  FOR all nominees listed below.

        [_]  WITHHOLD AUTHORITY to vote for all nominees listed below.

        [_]  *EXCEPTIONS

    Nominees: Paul B. Guenther, William D. Walsh
    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
     MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

The proxies are hereby authorized to vote in their discretion upon such other matter as may properly come before the meeting and any adjournments or postponements thereof.


                                 Change of Address and/or Comments Mark here [_]

Note: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dated:___________________________________, 1998

Signature______________________________________

Signature______________________________________

PLEASE MARK, SIGN DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK